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Barnes Group Inc.                                        Exhibit 99.1
Executive Office
Bristol, CT 06010
Tel. (860) 583-7070

BARNES GROUP INC. [Logo}                      News Release


FOR IMMEDIATE RELEASE
     April 27, 2000           Contact:  Phillip J. Penn or
                                        Stephen J. McKelvey
                                        Corporate Communications
                                        (860) 583-7070


                  BARNES GROUP INC. TO ACQUIRE
                  ----------------------------
        CURTIS INDUSTRIES, EXPANDS DISTRIBUTION BUSINESS
        ------------------------------------------------


BRISTOL, Connecticut, April 27, 2000 -- Barnes Group Inc. (NYSE:
B) announced today that it has signed a definitive agreement to acquire substantially all of the assets of Curtis Industries, Inc., of Mayfield Heights, Ohio. Curtis Industries is a national leader in the distribution of maintenance, repair and operating
(MRO) supplies and high quality security products with 1999 sales in excess of $80 million. Curtis Industries is a subsidiary of Paragon Corporate Holdings, Inc., a privately held holding company. The acquisition is expected to close early in May. Terms of the agreement were not disclosed.

"Acquiring industry-leading MRO supply companies like Curtis
Industries will help the Barnes Group to increase our distribution market leadership and continue to expand our presence globally," said Edmund M. Carpenter, president and chief executive officer, Barnes Group Inc.

Curtis Industries will be combined with Barnes Group's Bowman Distribution to form Barnes Distribution. Benefits from the combined operations will include greater product availability and enhanced service capabilities for both companies' customers, increased sales penetration, and cost savings opportunities from combining headquarters functions and the warehousing and distribution networks. The combined organization will continue to utilize separate sales forces and market its broad MRO, security and specialty spring product lines under the brand names of Bowman, Raymond, Curtis and Mechanics Choice in North America, Curtis, Motalink and Raymond in the U.K. and Autoliaisons and Raymond in France. Creating a dynamic, customer-focused team, the combined North American sales and service organization will exceed 1,000 employees.

                               -more-
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Effective as of the closing, Keith Drewett, 53, will be appointed president, Barnes Distribution and Idelle Wolf, 48, will be appointed chief operating officer of Barnes Distribution.
Mr. Drewett is the president and chief executive officer of Curtis Industries, Inc., and Ms. Wolf is the chief operating officer of Curtis Industries; together they will lead the combined organization of Curtis Industries, Bowman Distribution and Raymond Specialty Springs, to be known as Barnes
Distribution. "Mr. Drewett and Ms. Wolf will bring to Barnes Distribution years of senior management experience in successfully leading distribution organizations. Their expertise will be a tremendous addition to the Barnes management team," said Mr. Carpenter.

Keith Drewett commented, "The combination of Curtis and Bowman will create a powerful force in MRO supply with unique field service and technology-based solutions for industrial, auto dealer and truck fleet customers."

Paragon Corporate Holdings, Inc. is a privately held holding company based in Niles, Illinois. Paragon consists of two main business units: A.B. Dick/Multigraphics, which manufactures and distributes offset presses, cameras, plate makers and related supplies for the graphic arts and printing industry; and Curtis Industries, which distributes MRO supplies and high-quality security products for the industrial and automotive markets. For the year ended December 1999, Paragon had net sales of $248 million.

Barnes Group Inc. (http://www.barnesgroupinc.com), is a diversified international manufacturer of precision metal parts and distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857, Barnes Group consists of three separate businesses with 1999 sales of $622 million. Barnes Group employs approximately 4,000 people worldwide.

This release may contain certain forward-looking statements as defined in the Public Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the company's periodic filings with the Securities and Exchange Commission, including the following: changes in market demand for the types of products and services produced and sold by Barnes Group Inc., changes in worldwide economic and political conditions, interest and foreign exchange rate fluctuations, regulatory changes, an inability to close the above-mentioned transaction, and an inability to achieve the benefits of the combined operations outlined above.




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